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                                                                       EXHIBIT 5



                      [Letterhead of Simpson Thacher & Bartlett]




                                            April 17, 1997


Amphenol Corporation
358 Hall Avenue
Wallingford, CT 06492


Ladies and Gentlemen:

         We have acted as special counsel for Amphenol Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of $240,000,000 aggregate principal amount of its Senior Subordinated Notes due 2007 (the "Notes') and will act as special counsel in connection with the preparation and filing by the Company with the Commission of any registration statement filed pursuant to Rule 462(b) promulgated under the Act (a "Rule 462(b) Registration Statement") with respect to additional Notes.

         We have examined the Registration Statement and the form of Indenture (the "Indenture") to be entered into by the Company and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"), which will be filed with the Commission as an Exhibit to the Registration Statement. In addition, we have examined, and have relied as

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Amphenol Corporation                     -2-                     April 17, 1997



to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes registered on the Registration Statement and to be registered on a Rule 462(b) Registration Statement, when executed and authenticated in accordance with the provisions of the Indenture and delivered as contemplated in the Registration Statement and the Indenture against payment therefor, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

         Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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Amphenol Corporation                    -3-                     April 17, 1997




         We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

         This opinion is rendered to you in connection with the above described transaction and may not be relied upon by you for any other purpose without our prior written consent.

         We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.



                                  Very truly yours,

                                  /s/ Simpson Thacher & Bartlett

                                  SIMPSON THACHER & BARTLETT